Exhibit 99.1

Clean Energy Announces the Commencement of

Stock Repurchase Program

NEWPORT BEACH, Calif. – March 27, 2025 – Clean Energy Fuels Corp. (Nasdaq: CLNE) today announced that its Board of Directors has determined to resume repurchases of shares of the Company’s common stock pursuant to the Company’s existing Share Repurchase Program. The Program was initiated in March 2020 and the capacity for repurchases under the Program was increased to $50 million in December 2021. There is approximately $26.5 million of remaining capacity for repurchase under the Program.

With over $200 million cash on its balance sheet as of December 31, 2024, resuming the Program will allow the Company to opportunistically repurchase shares, while maintaining the ability to fund its growth initiatives.

“We recently reported very solid fourth quarter and full year 2024-year results and look to 2025 with optimism,” said Andrew J. Littlefair, Clean Energy president and CEO. “At a time when other alternatives are having a hard time finding their footing in the fleet transportation market, the renewable natural gas (RNG) solution is picking up steam. The most significant development is the deliveries of the first trucks equipped with Cummins’ new X15N natural gas engine for the heavy-duty market. While we recognize there is uncertainty in the marketplace, both on a macro level and specifically around environmental commodity prices and policy, we feel our stock is undervalued relative to our operations and opportunity. The decision to resume share repurchases reflects our confidence in the financial stability and growth potential of our business.”

Repurchases under the Program may be effected from time to time through open market purchases, privately negotiated transactions, structured or derivative transactions, including accelerated share repurchase transactions, or other methods of acquiring shares, in each case subject to market conditions, contractual limitations, applicable securities laws and other relevant factors. Repurchases may also be made under Rule 10b5-1 plans. The Program does not have an expiration date, may be suspended or discontinued at any time, and does not obligate the Company to repurchase any dollar amount or number of shares.

JP Morgan Securities LLC will have the authority to repurchase the Company’s shares in the open market under the Program.

About Clean Energy

Clean Energy Fuels Corp. is the country’s largest provider of the cleanest fuel for the transportation market. Our mission is to decarbonize transportation through the development and delivery of renewable natural gas (RNG), a sustainable fuel derived by capturing methane from organic waste. Clean Energy allows thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas. We operate a vast network of fueling stations across the U.S. and Canada as well as RNG production facilities at dairy farms. Visit www.cleanenergyfuels.com and follow @ce_renewables on X and LinkedIn.

Forward-Looking Statements:

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements include comments relating to, among other things, the timing, manner, price, or amount of repurchases, if any, under the Company’s Program and the factors the Company’s management may consider in deciding whether to effect repurchases under the Program. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other documents filed by the Company with the Securities and Exchange Commission.

Clean Energy media contact:

Gary Foster

1-949-437-1113

gary.foster@cleanenergyfuels.com

Clean Energy investor contact:

Thomas Driscoll

1-949-437-1191

thomas.driscoll@cleanenergyfuels.com

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